EXHIBIT 1.1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that this Amendment No. 3 to the Statement on
Schedule 13D (the "Schedule 13D"), filed by Fiat S.p.A. and Fiat Netherlands Holding N.V. (formerly New Holland Holdings N.V.) with the Securities and Exchange Commission on March 25, 1999, as previously amended, with respect to the common shares, par value Euro 0.45 per share, of CNH Global N.V. (formerly New Holland N.V.) is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 17, 2002.

                                         FIAT NETHERLANDS HOLDING N.V.



                                         By: /s/ Damien Clermont
                                            -----------------------------------
                                             Name: Damien Clermont
                                             Title: Chairman of the Board



                                         FIAT S.p.A



                                         By: /s/ James J. Kennedy
                                            ------------------------------------
                                             Name: James J. Kennedy
                                             Title: Power of Attorney